The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


          Subject to completion, Pricing Supplement dated May 9, 2005

PROSPECTUS Dated November 10, 2004                 Pricing Supplement No. 47 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-117752
Dated November 10, 2004                                     Dated        , 2005
                                                                 Rule 424(b)(3)

                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                           Senior Floating Rate Notes

                                 --------------

     We, Morgan Stanley, may not redeem these notes prior to the maturity date. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes--Floating Rate Notes," subject to and as modified by the provisions described below.

Principal Amount:         U.S. $

Maturity Date:            June   , 2015

Settlement Date
 (Original Issue Date):   June   , 2005

Interest Accrual Date:    June   , 2005

Issue Price:              100%

Underwriter's Discounts
 and Commissions:              %

Proceeds to Company:           %

Interest Payment Dates:   The         of each month, beginning July
                                     , 2005

Interest Payment Period:  Monthly

Base Rate:                CMT Rate, with a Designated CMT Maturity Index
                          of 10 years

Interest Rate:            [80]% x Base Rate

Day Count Fraction:       30/360

Index Maturity:           N/A

Spread
 (Plus or Minus):         N/A

Maximum Interest Rate:    N/A

Minimum Interest Rate:    [4.00]%

Initial Interest Rate:    To be determined on the second business day
                          immediately preceding the original issue date of the notes.

Initial Interest Reset
 Date:                    July   , 2005

Interest Reset Dates:     The        of each month, beginning July   , 2005,
                          whether or not such date is a business day

Interest Reset Period:    Monthly

Interest Determination
 Dates:                   Two business days prior to each interest reset date

Reporting Service:        The Base Rate shall be determined by reference to
                          Bloomberg Page H15T10Y, which page shall replace all references to Designated CMT Telerate Pages 7051 and
                          7052 in the accompanying prospectus supplement.

Book-Entry Note or
 Certificated Note:       Book-entry note

Senior Note or
 Subordinated Note:       Senior note

Calculation Agent:        JPMorgan Chase Bank, N.A. (formerly known as JPMorgan
                          Chase Bank)

Agent:                    Morgan Stanley & Co. Incorporated

Minimum Denomination:     $1,000

Specified Currency:       U.S. dollars

Business Day:             New York

CUSIP:                    61745ESX0

Other Provisions:         None


     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY

Supplemental Information Concerning Plan of Distribution

     Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the accompanying prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover of this pricing supplement. The Agent may
allow a concession not in excess of       % of the principal amount of the notes
to other dealers. We expect to deliver the notes against payment therefor in New
York, New York on              , 2005. After the initial offering, the Agent may
vary the offering price and other selling terms from time to time.


                                     PS-2